Exhibit 99.1

PRESS RELEASE

Albemarle and Rockwood shareholders approve transaction

•     European regulatory clearance received

•     Transaction expected to close in first quarter 2015

BATON ROUGE, LA and PRINCETON, NJ, November 14, 2014 — Albemarle Corporation (NYSE: ALB) and Rockwood Holdings, Inc. (NYSE: ROC) announced that shareholders from both companies approved the proposals relating to Albemarle’s acquisition of Rockwood at their respective special meetings held earlier today.

At Albemarle’s special meeting, Albemarle shareholders approved the issuance of Albemarle common stock to Rockwood shareholders in connection with the proposed merger.

At Rockwood’s special meeting, Rockwood shareholders approved the adoption of the agreement and plan of merger, pursuant to which a wholly-owned subsidiary of Albemarle will merge with and into Rockwood with Rockwood becoming a wholly-owned subsidiary of Albemarle.

“We are pleased with the support from both Albemarle and Rockwood shareholders, which reaffirms the strategic merits of this combination and represents another important step in creating a premier specialty chemicals company,” said Luke Kissam, Albemarle’s president and chief executive officer. “We are fully focused on the integration planning process to combine our companies and enable us to better serve customers and end markets around the world and deliver long-term value to shareholders.”

“I want to give my appreciation and thanks to our shareholders for their continued support and Rockwood’s employees for all their hard work and focus as we move closer to completing this transaction,” said Robert J. Zatta, Rockwood’s chief executive officer. “We are very excited about the portfolio combination of these complementary global leading businesses, which we expect will deliver outstanding benefits and growth potential for employees, customers and shareholders of both companies for many years to come.”

As previously announced on July 15, 2014, the Boards of Directors of both Albemarle and Rockwood approved a definitive agreement under which Albemarle will acquire each outstanding share of Rockwood common stock for $50.65 in cash and 0.4803 of a share of Albemarle common stock.

On November 13, 2014, Albemarle received regulatory clearance for the transaction from the European Commission.  The transaction, which is expected to close in the first quarter of 2015, remains subject to the satisfaction of the closing conditions set forth in the merger agreement, including regulatory approvals in China.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its two global business units: Performance Chemicals and Catalyst Solutions. Corporate Responsibility Magazine selected Albemarle to its prestigious “100 Best Corporate Citizens” list for 2010, 2011 and 2013.  Albemarle employs approximately 3,200 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings, and other information regarding the Company, its businesses and the markets we serve.

About Rockwood Holdings, Inc.

Rockwood Holdings, Inc., based in Princeton, N.J., is a leading global developer, manufacturer and marketer of technologically advanced and high value added specialty chemicals. It is a leading integrated and low cost global producer of lithium and lithium compounds used in lithium ion batteries for electronic devices, alternative transportation vehicles and future energy storage technologies, meeting the significant growth in global demand for these products. The company is also the second largest global producer of products and services for metal processing, servicing the aerospace, general and European luxury automotive industries. For more information on Rockwood, please visit www.rocksp.com.

Forward-Looking Statements

Some of the information presented in this press release, including, without limitation, statements with respect to the proposed transaction between Albemarle and Rockwood, the targeted close date for the transaction, and all other information relating to matters that are not historical facts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on our current expectations, which are in turn based on assumptions that we believe are reasonable based on our current knowledge of our business and operations. We have used words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and variations of such words and similar expressions to identify such forward-looking statements. There can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially include, without limitation: the receipt and timing of necessary regulatory approvals; the ability to finance the transaction; and the other factors detailed from time to time in the reports Albemarle and Rockwood file with the Securities and Exchange Commission (“SEC”), including those described under “Risk Factors” in the joint proxy statement/prospectus filed by each of Albemarle and Rockwood on October 1, 2014 in connection with the transaction. These forward-looking statements speak only as of the date of this communication. Each of Albemarle and Rockwood expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Albemarle’s or Rockwood’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investors and Media:

Rockwood

Nahla Azmy

(609) 524 1109

nazmy@rocksp.com

Albemarle

Ashley Mendoza

(225) 388-7137

Ashley.Mendoza@albemarle.com

Lorin Crenshaw

(225) 388-7322

Lorin.Crenshaw@albemarle.com